Exhibit 99.1
FEDERAL HOME LOAN BANK OF DALLAS
AUDIT COMMITTEE CHARTER
I. Organization
     A. Membership
     The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Federal Home Loan Bank of Dallas (the “Bank”) shall consist of at least five Board members, each of whom shall meet the criteria of independence set forth below. The members of the Committee shall be selected and replaced by the Board. Membership on the Committee shall include a balance of representatives from community financial institutions and other members, and appointive and elective directors. In order to provide continuity and experience, Committee members should serve staggered terms. At least one member of the Committee shall have extensive accounting or related financial management experience. One member of the Committee shall be designated by the Board as the Committee’s Chairperson. Another member of the Committee shall be designated by the Board as the Committee’s Vice Chairperson. In the absence of the Chairperson of the Committee, the Vice Chairperson of the Committee, or in the absence of both the Chairperson and Vice Chairperson of the Committee, a member of the Committee designated by a majority of the members present at any meeting, shall serve as chairperson of the Committee.
     Members of the Audit Committee will be considered sufficiently independent if they have no relationship to the Bank that may interfere with the exercise of their independent judgment from management. Examples of such relationships include, but are not limited to:
1.	Being employed by the Bank for the current year or any of the past five years.

2.	Accepting any compensation from the Bank other than compensation for board service.

3.	Serving or having served in any of the past five years as a consultant, advisor, promoter, underwriter, legal counsel, or trustee of or to the Bank.

4.	Being an immediate family member of an individual who is, or has been in any of the past five years, employed as an officer of the Bank.

     B. Meetings and Minutes
     The Committee shall meet at least twice annually with both the internal and external auditors. The Committee should meet in executive session with both the internal and external auditors at least twice annually. Regular meetings may be held without notice thereof, but the Committee’s Chairperson may direct the giving of five days’ notice of such meeting to each member of the Committee. The Chairperson of the Committee may call additional meetings on at least one day’s prior notice to each member of the Committee. The notice of each such additional meeting shall stipulate the day, time, and place of such meeting or if necessary the instructions necessary to participate in a meeting and shall contain a statement of the purpose or purposes of each such meeting. Any additional meeting may be held on any day and at any time and place without previous notice if all of the members of the Committee are actually present and two-thirds of the members of the Committee consent thereto. An agenda and written minutes should be prepared for each meeting and a copy forwarded to the Federal Housing Finance Board. The Secretary of the Bank, an Assistant Secretary of the Bank, or a designee selected by the Committee’s Chairperson shall record the minutes of all of the Committee’s meetings. Minutes should include a summary of all matters discussed in executive session. The minutes of the Committee’s meetings shall be signed by the Committee’s Chairperson, the Committee’s Vice Chairperson, or the presiding officer and the Secretary of the Bank, an Assistant Secretary of the Bank, or the designee recording the minutes of the meeting. The Committee’s Chairperson shall report regularly to the Board on the Committee’s activities and minutes of the Committee’s meetings shall be submitted to the Board. At any meeting of the Committee the affirmative vote of a majority of a quorum of the Committee shall be necessary to pass any resolution.
     C. Resources
     The members of the Committee shall have access to any employees of the Bank. The Committee may conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. Management of the Bank shall provide appropriate funding for the selection, engagement, and retention of any legal counsel and other outside advisers and consultants, and for other necessary and appropriate administrative expenses of the Committee, all as determined by the Committee.
II. Purpose of the Committee
     The purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities for: (A) the integrity of the Bank’s financial statements; (B) the establishment of adequate control and governance processes; (C) the Bank’s compliance with legal and regulatory requirements; (D) the independent auditors’ qualifications and independence; (E) the performance of the Bank’s internal audit function and independent auditors; and (F) the Bank’s compliance with internal policies and procedures.
III. Duties and Responsibilities of the Committee
     The Committee’s duties and responsibilities shall be:
     General Duties and Responsibilities
1.	Directing senior management to maintain the reliability and integrity of the key accounting policies and financial reporting and disclosure practices, including any significant changes therein.

2.	Reviewing the basis for the Bank’s financial statements and the external auditors’ opinion rendered with respect to such financial statements (including the nature and extent of any significant changes in accounting principles or the application therein). This review includes discussions with the external auditors and required communications under SAS No. 61, as amended.

3.	Ensuring that policies are in place that are reasonably designed to achieve disclosure and transparency regarding the Bank’s true financial performance and governance practices.

4.	Evaluating security for computer systems, facilities, and back-up systems.

5.	Ensuring that senior management has established and is maintaining an adequate internal control system within the Bank by reviewing the Bank’s internal control system (including the resolution of identified material weaknesses and reportable conditions in the internal control system, and processes established for prevention or detection of management override or compromise of the internal control system); evaluating management’s response to audit findings and reports; and reviewing the programs and policies designed to ensure compliance with applicable laws, regulations and policies and monitoring the results of these compliance efforts.

6.	Following-up on implementation by management of audit recommendations.

7.	Assessing the impact of new accounting principles or policies promulgated by the accounting profession or proposed by Bank personnel.

8.	Reviewing the policies and procedures established by senior management to assess and monitor implementation of the Bank’s strategic business plan and the operating goals and objectives contained therein.

9.	Monitoring compliance with the Bank’s Code of Conduct and Ethics, Code of Conduct for Senior Financial Officers, Financial Disclosure Policy, and the Bank’s Directors Conflict of Interest Policy and coordinating the investigation of conflicts of interest and unethical conduct with the Federal Housing Finance Board, Internal Audit Director and Legal Counsel.

10.	Providing an independent, direct channel of communication between the Board of Directors and the internal auditors and external auditors. The internal and external auditors shall have unrestricted access to the Audit Committee without the need for any prior management knowledge or approval.

11.	Reviewing with legal counsel any legal matters that could have a significant impact on the Bank’s financial statements, compliance with applicable laws and regulations and inquiries received from regulators.

12.	Monitoring compliance with the Bank’s Anti-Fraud Program.

13.	Reviewing audit reports and holding discussions with the internal and external auditors, Federal Housing Finance Board examiners, and the Bank’s management.

14.	Establishing procedures for (a) the receipt, retention and treatment of complaints received by the Bank regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential anonymous submission by employees of the Bank of concerns regarding questionable accounting or auditing matters.

15.	Prior to public release, reviewing with management and the external auditor and approving the Bank’s annual and quarterly financial statements to be provided to the Office of Finance or filed with the SEC, including (a) the Bank’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (b) any certifications regarding the financial statements or the Bank’s internal accounting and financial controls and procedures and disclosure controls or procedures filed with the SEC by the Bank’s officers.

16.	Recommending to the Board for the Board’s approval the audited financial statements to be included in the annual report on Form 10-K filed with the SEC.

17.	Conducting an annual self-evaluation of the performance of the Committee, including its effectiveness and compliance with this Charter.

18.	Review and approval of transactions with related persons.

19.	Reviewing and reassessing the adequacy of this Charter annually.
     Oversight of the Internal Audit Function
20.	Overseeing the selection, compensation, performance evaluation and, if applicable, replacement of the Director of Internal Audit. The Director of Internal Audit may be removed only with the approval of the Audit Committee. The Director of Internal Audit is accountable to and shall report to the Audit Committee on all substantive issues, and shall report administratively to the President. Evaluations shall be based on audit reports submitted and on discussions with management, the external auditors, and the Federal Housing Finance Board examiners.

21.	Reviewing the scope of audit services required, significant accounting policies, significant risks and exposures, audit activities, and audit findings.

22.	Determining that no restrictions are imposed upon audit scope.

23.	Reviewing and approving the annual audit plan of the Internal Audit Department.

24.	Overseeing the budget for the Internal Audit Department to ensure adequate funding is provided for the department to discharge its responsibilities.

25.	Monitoring the accomplishment of audit goals and objectives.

26.	Evaluating the independence of the internal auditors.
     Oversight of the External Audit Function
27.	Approving the appointment, renewal, or termination of the external auditor.

28.	Reviewing and approving the annual audit plan of the external auditors, including approval of the external auditor’s engagement letter.

29.	Evaluating the performance of the Bank’s external auditors.

30.	Determining that no restrictions are imposed upon audit scope.

31.	Evaluating the independence of the external auditors and requiring an annual statement of independence from the external auditors.

32.	Ensuring that all audit and non-audit services provided by the external auditors are pre-approved in accordance with the Committee’s Audit and Non-Audit Services Pre-Approval Policy.

33.	Making recommendations to the Board regarding the appointment, compensation, renewal, termination and oversight of any accounting firm registered with the Public Company Accounting Oversight Board that performs audit, review, or attestation services for the Bank.
IV. Incidental Authority
     The duties and responsibilities set forth above in paragraph III are not meant to be exclusive. The Committee is authorized to carry out the duties and responsibilities set forth in paragraph III and such other duties and responsibilities assigned by the Board from time to time, and take any actions incidental to the mandate of this Charter.
V. Subcommittees
     The Committee may carry out its work and discharge its duties and responsibilities through such subcommittees as it may from time to time establish.